Exhibit (a) 1.22

RUSSELL INVESTMENT COMPANY

AMENDMENT TO AMENDED AND RESTATED MASTER TRUST AGREEMENT

Regarding Reverse Share Split of LifePoints Target Distribution Strategies Fund Shares

AMENDMENT NO. 21 to the Amended and Restated Master Trust Agreement dated August 19, 2002 (referred to herein as the “Agreement”), done this 25th day of March, 2008, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.2(j) of the Agreement authorizes the Trustees to divide or combine the Shares of any particular Sub-Trust into a greater or lesser number of Shares of that Sub-Trust without thereby changing the proportionate beneficial interest in the assets belonging to that Sub-Trust or in any way affecting the rights of shares of any other Sub-Trust.

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval.

WHEREAS, Section 7.3 of the Agreement provides that the Agreement may be amended at any time by an instrument in writing signed by a majority of the then Trustees.

WHEREAS, on March 26, 2008, the Trustees approved, on behalf of the 2017 Retirement Distribution Fund – A Shares, 2017 Accelerated Distribution Fund – A Shares, 2027 Extended Distribution Fund – A Shares, 2017 Retirement Distribution Fund – S Shares, 2017 Accelerated Distribution Fund – S Shares, and 2027 Extended Distribution Fund – S Shares (the “Funds”), a reverse share split for each of the Funds.

NOW, THEREFORE, the Trustees hereby amend the Agreement by supplementing Section 4.1 to restate the par value of each of the Funds as a result of the reverse share split as follows:

Notwithstanding the above, the par value of the 2017 Retirement Distribution Fund – A Shares is $91.73, the par value of the 2017 Accelerated Distribution Fund – A Shares is $93.25, the par value of the 2027 Extended Distribution Fund – A Shares is $92.16, the par value of the 2017 Retirement Distribution Fund – S Shares is $89.33, the par value of the 2017 Accelerated Distribution Fund – S Shares is $94.31, and the par value of the 2027 Extended Distribution Fund – S Shares is $92.29.

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement, and shall become effective on the designated effective date and year set forth herein above.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year set forth herein above. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Thaddas L. Alston	/s/ Kristianne Blake
Thaddas L. Alston	Kristianne Blake

/s/ Daniel P. Connealy	/s/ Jonathan Fine
Daniel P. Connealy	Jonathan Fine

/s/ Greg J. Stark	/s/ Raymond P. Tennison
Greg J. Stark	Raymond P. Tennison

/s/ Jack R. Thompson	/s/ Julie W. Weston
Jack R. Thompson	Julie W. Weston